     On behalf of the Registrant, the undersigned hereby certifies that the following exhibit provides a fair and accurate English translation of the material contained in the original, the official language of which is French.


                                         DEPUY, INC.



                                         By:  /s/  Steven L. Artusi
                                              ---------------------
                                         Steven L. Artusi
                                         Senior Vice President, General Counsel
                                          and Secretary


                                         By:  /s/ Thomas J. Oberhausen
                                              ------------------------
                                         Thomas J. Oberhausen
                                         Senior Vice President and Chief
                                          Financial and Accounting Officer

                                                                    EXHIBIT 2.3

                         PARTIAL TRADEMARK ASSIGNMENT
                      AND TRADEMARK COEXISTENCE AGREEMENT



BETWEEN:


- Landanger-Camus, a joint stock company with a capital of FF 21,636,700, registered with the Commercial Registry of Chaumont under the number B 347 558 371, having its registered office at Z.I. "La Vendue," rue de Val, 52000 Chaumont, represented by Patrick Landanger, President of the Directory, duly authorized for the purposes hereof,

     (hereinafter referred to as "the Assignor"),

                                                                ON THE ONE HAND,

AND:


- Landanger S.A.R.L., a limited liability company with a capital of FF 1,100,000, having its registered office at 9 boulevard Marechal de Lattre de Tassigny, 52000 Chaumont, in the process of being registered with the Commercial Registry of Chaumont.

     (hereinafter referred to as "the Assignee"),

and

- Mr. Patrick Landanger, a French citizen domiciled at 85, quai d'Orsay, 75007 Paris, France;

- Mr. Eric Landanger, a French citizen domiciled at 15, rue des Acacias, 52000 Jonchery, France; and

- Ms. Maryvonne Guibert, a French citizen domiciled at 9, boulevard Gambetta, 52000 Chaumont, France;

- Mrs. Renee Landanger, a French citizen domiciled at 10, rue de Dijon, 52000 Chaumont, France;

- Mr. Louis Landanger, a French citizen domiciled at 10, rue de Dijon, 52000 Chaumont, France;

(hereinafter referred to as "the Landanger Family")


                                                              ON THE OTHER HAND,

WITNESSETH
----------

1. Under a share purchase agreement signed on 28 February 1997 (hereinafter referred to as the "Share Purchase Agreement"), Patrick Landanger, Eric Landanger, Maryvonne Guibert, Michel Colombier, Renee Landanger, Louis Landanger, Martine Bonnaventure and Guy Bonnaventure (hereinafter referred to as the "Sellers") have agreed to sell to DePuy, Inc., a corporation incorporated and existing under the laws of Delaware, United States of America, having its principal office at 700 Orthopaedic Drive, Warsaw, IN 46581-0988, United States of America, who itself has transferred all of its rights and obligations under the Share Purchase Agreement to DePuy Orthopedie S.A., a limited liability corporation with a capital of FF 4,430,000, having its registered office at 2, rue du Bois Sauvage, 91000 Evry (hereinafter referred to as the "Purchaser") their direct and indirect controlling stake in Landanger-Camus via the sale of all of the shares and voting rights they hold in 3L, and the shares and voting rights they hold in Landanger-Camus, subject to satisfaction of several conditions precedent contained in the Share Purchase Agreement.

Pursuant to the Share Purchase Agreement, the Purchaser has acquired in particular the indirect control of Landanger-Landos, a subsidiary of Landanger-Camus.

2. One of the conditions precedent provided under the Share Purchase Agreement is stated in Section 4.4 of said Agreement, which states that the general surgical instruments activity carried out by Landanger-Camus (consisting in products used in general surgery and the corresponding sterilization boxes, but excluding all trauma products and all orthopedic ancillary instruments) will have been transferred, pursuant to applicable laws and regulations, to a single third party company, and the shares received by Landanger-Camus in consideration for such activity will have been sold to any of the Sellers.

3. The transfer of the activity described above in paragraph 2 has been implemented by a Mix Contribution Agreement dated March 20, 1997 to the benefit of Landanger S.A.R.L.

4.   Article 6 of the Share Purchase Agreement states:

     "Section 6.1

     Landanger-Camus and the Subsidiaries, for their activities as of the Closing Date :

     (a) are hereby granted the exclusive right to use the names "Landanger" and "Landanger-Camus";

     (b) have been, or will be by the Closing Date at the latest, registered as the exclusive owners of such name with the Institut National de la Propriete Industrielle in France, and with similar organizations in other countries where these companies carry out their respective activities as of the Closing Date; and

     (c) will retain the exclusive possibility to be registered as the owners of such names for such activities in any other countries.

     Section 6.2
     -----------

     Only in respect of the activities indicated in Sections 4.3 and 4.4 above, the Sellers, or the corporate entity created to carry out such activities :

     (a)  are hereby granted the exclusive right  to use the name "Landanger";

     (b) have been, or will be by the Closing Date at the latest, registered as the exclusive owners of such name with the Institut National de la Propriete Industrielle in France, and with similar organizations in any other countries in which the activities described in Sections 4.3 and 4.4 above are carried out as of the Closing Date; and

     (c) will retain the exclusive possibility to be registered as the owners of such names for the activities described in Sections 4.3 and 4.4 above in any other countries.

     Section 6.3
     -----------

     Landanger-Camus is hereby definitively granted the exclusive right to use the patronymic "Landanger-Camus" as its corporate name.

     Section 6.4
     -----------

     For any activities other than those carried out by 3L, Landanger-Camus and the Subsidiaries as of the Closing Date and the activities described in Sections 4.3 and 4.4 above, neither Party will have the possibility to use the names "Landanger" and "Landanger-Camus" and to be registered as the owner of same without the prior written consent thereto of the other Party.

     All necessary steps, and in particular contractual steps, will be taken at the latest by the Closing in order to validly implement the above."

5. In addition, Section 3.2 of the Share Purchase Agreement provides that at the Closing, the Sellers will deliver or will cause to be delivered to the Purchaser executed copies of agreements implementing the principles set forth in
Section 6 of the Share Purchase Agreement, and copies of the relevant registration certificates issued by the National Institute of Industrial Property.

6. The Sellers wish to use the name Landanger only for the general surgical instruments activity described in Article 4.4 of the Share Purchase Agreement.

7. In order to implement the agreement provided under the Share Purchase Agreement, the parties hereto agree, in the terms described below, upon a partial assignment of the trademark "Landanger", of which the Assignor is the holder. Such partial assignment is made together with a coexistence agreement of the two "Landanger" trademarks resulting from the assignment and of the commercial names "Landanger", in order to avoid risks of confusion, the Assignor and the Assignee having close respective fields of activity. This Partial Trademark Assignment and Trademark Coexistence Agreement will be interpreted and construed in light of the terms of the Share Purchase Agreement.

ARTICLE 1  -   DEFINITION
               ----------

1.1 All terms contained herein beginning with a capital letter and not defined below are defined in the Share Purchase Agreement, and will have the meaning set forth therein.

1.2  "Trademark" designates:

     (i) the French nominal trademark LANDANGER filed at the INPI under number 845 160 on March 17, 1987, registered under number 1399097 in classes 10, 11, 9, 12, 20, 35, 37, 42, and published in the BOPI 1987 volume 34 page 78 and renewed on January 27, 1997 pursuant to filing number 000944. The Trademark is filed for the goods and services listed in the registration certificate attached hereto (Exhibit 1) ; and

     (ii) the foreign nominal trademarks LANDANGER, in the countries a list of which is annexed hereto (Exhibit 2).

ARTICLE 2 -    ASSIGNMENT
               ----------

     2.1 The Assignor assigns to the Assignee, who accepts, the ownership of the Trademark only for the products and services listed in Exhibit 3 and only for such products and services corresponding to the surgical and sterilisation instruments business transferred by Landanger-Landos to Landanger S.A.R.L. and mentioned in Section 4.4 of the Share Purchase Agreement, as exercised as of the Closing Date.

     2.2 Landanger-Camus retains the full and entire ownership of the Trademark for goods and services corresponding to its activities and the activities of its Subsidiarie s.

     2.3 Landanger S.A.R.L. and the Landanger Family will not in any manner whatsoever, directly or indirectly, and particularly by way of any other entity which they may create, use the Trademark for:

     (i) the manufacturing, sale, marketing, research or development of orthopaedic devices ;

     (ii) any products or services competing in any manner whatsoever with any products or services manufactured, sold or offered by 3L, Landanger-Camus or the Subsidiaries ; and

     (iii) more generally, for any products or services manufactured, sold or offered other than within the exercise of the general surgical instruments business mentioned in Section 4.4 of the Share Purchase Agreement.

     2.4 The formalities regarding this partial assignment of the Trademark in France and in all other countries where the Landanger S.A.R.L. exercises its activities will be carried out by Landanger S.A.R.L. at its expense.

ARTICLE 3 -    THE COEXISTENCE OF TRADEMARKS
               -----------------------------

     3.1 The Assignor and Assignee agree to accept as necessary for the implementation of the agreements referred to above, the coexistence of their respective LANDANGER nominal trademarks, without this coexistence agreement broadening the scope of the assignment as defined in Article 2 and according to the following conditions:

               - the packaging of goods bearing the nominal trademark LANDANGER belonging to the parties should be such that they might not be confused with one another;

               - the Trademark belonging to the Assignee as a result of this assignment will always be used with a different logotype than that usually used by the Assignor for the Trademark, except for the existing inventory as of the date hereof.


     3.2 Landanger S.A.R.L. and the Landanger Family accept the coexistence of their nominal trademark LANDANGER for the goods and services listed above in section 2.1, with the exclusive right of Landanger-Camus to use the name and/or the trademark LANDANGER-CAMUS for all the activities exercised by Landanger-Camus or the Subsidiaries.

     3.3 Landanger S.A.R.L. and the Landanger Family accept the coexistence of their nominal trademark LANDANGER for the goods and services listed above in section 2.1, with the exclusive right of Landanger-Landos to use the name and/or the trademark LANDANGER-LANDOS for all the activities exercised by Landanger-Landos.

ARTICLE 4-     PRICE
               -----

               The present assignment is free of charge for the reasons stated in the preamble.

ARTICLE 5-     GUARANTEES
               ----------

               The Assignor does not grant any guarantees other than those resulting from the Trademark's material existence, as it has been filed, registered and renewed under the control of the Landanger Family.

               In the event that the Trademark would be declared void or lost by a court decision, Landanger S.A.R.L. and the Landanger would not have any right to any compensation of any kind whatsoever.

ARTICLE 6 -    GOVERNING LAW
               -------------

               This agreement is governed by French law.

ARTICLE 7 -    JURISDICTION
               ------------

               All disputes arising from the present agreement will be settled by the competent Paris courts.

ARTICLE 8 -    PUBLICATION
               -----------

               All powers are given to the holder of an original copy of this document to secure or carry out all formalities, registration, publication, and filing everywhere and in all administrative agencies when necessary.



Executed in Paris,
in four (8) counterparts, one of which for the National Institute of Industrial Property ("Institut National de Propriete Industrielle").
On April 1st, 1997



Landanger-Camus                          Landanger S.A.R.L.
-------------------------                ----------------------------
Landanger-Camus                          Landanger S.A.R.L.



Patrick Landanger                        Eric Landanger
---------------------------              ------------------------
Patrick Landanger                        Eric Landanger



Maryvonne Guibert                        Renee Landanger
---------------------------              -------------------------
Maryvonne Guibert                        Renee Landanger



Louis Landanger
-------------------------
Louis Landanger

                          LIST OF EXCLUDED SCHEDULES



Exhibit 1      Registration certificate of French nominal trademark LANDANGER

Exhibit 2      List of countries of foreign nominal trademark LANDANGER

Exhibit 3      Products and Services